                               LICENSE AGREEMENT


                                    BETWEEN



               (1)   CANCER RESEARCH CAMPAIGN TECHNOLOGY LIMITED

                                      and

                             (2)   DUKE UNIVERSITY

                                      and

                              (3)   ONCORMED, INC.



                                      FOR

                               DIAGNOSTIC RIGHTS

                               TO THE BRCA2 GENE

         THIS AGREEMENT is made the 7th day of July  1997


         BETWEEN:


                 CANCER RESEARCH CAMPAIGN TECHNOLOGY LIMITED of Cambridge House, 6-10 Cambridge Terrace, Regent's Park, London NW1 4JL, UK ("CRCT");

                 DUKE UNIVERSITY, a non-profit institution having a place of business at 230 North Building, Durham, North Carolina 27708, USA ("DUKE"); and

                 ONCORMED, INC. of 205 Perry Parkway, Gaithersburg, Maryland 20877, USA ("ONCORMED")


WHEREAS:


A) Certain employees of the Institute of Cancer Research: Royal Cancer Hospital ("ICR"), of 17A Onslow Gardens, London SW7 3AL (the "ICR Inventors"), and an employee of DUKE (the "DUKE Inventor") jointly characterised a DNA sequence encoding a gene known as "BRCA2" (as hereinafter defined) which is associated with inherited susceptibility to breast cancer.

B) During the period in which BRCA2 was characterised, the ICR Inventors were funded by the Cancer Research Campaign of 10 Cambridge Terrace, Regent's Park, London NW1 4JL ("CRC"), a major UK cancer research charity.

C) Under an agreement between CRC, ICR and CRCT dated 15 May 1995, all rights to the results of CRC-funded research undertaken at ICR vest in CRCT. Pursuant to that agreement, ICR and the ICR Inventors formally assigned their rights in and to the invention subsisting in the said BRCA2 characterisation to CRCT by way of a deed of assignment dated 6 June 1996.

D) The DUKE Inventor carried out the characterisation of BRCA2 during the normal course of his employment.

E) Patent applications ("BRCA2 Patent Applications", as hereinafter defined) have been filed for the invention subsisting in the aforesaid characterisation of BRCA2 in the joint names of CRCT and DUKE.

F) Pursuant to an agreement dated 28 August 1996, CRCT and DUKE have agreed that CRCT is exclusively responsible for the filing, prosecution and exploitation of the said BRCA2 Patent Applications and any patents granted therefrom ("BRCA2 Patents", as hereinafter defined).

G) It is the desire of both CRCT and DUKE that the rights subsisting in the BRCA2 Patent Applications and BRCA2 Patents are exploited so as to ensure the widest possible availability of tests for inherited susceptibility to breast cancer. In this regard, ONCORMED acknowledges the not-for-profit status of DUKE and the charitable status of CRC.

H) CRCT and DUKE have agreed to grant ONCORMED an exclusive worldwide licence to the BRCA2 Patent Applications and BRCA2 Patents subject to the terms and conditions of this Agreement.


NOW IT IS HEREBY AGREED as follows:-

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise:

                 "Affiliate"      any company, partnership or other entity
                 which directly or indirectly Controls, is controlled by or is under common Control with a Party.

                 "Agreement"      this agreement and any and all schedules,
                 appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this agreement.

                 "Approval"       permission to use or offer for sale or sell
                 as granted by the Food and Drug Administration of the United States of America, or any other authority in the United States of America or elsewhere, which has been given Federal or State legal powers to grant such permission.

                 "BRCA2 Gene"     the gene which is associated with inherited
                 susceptibility to breast cancer and which is encoded, in whole or part, by the nucleotide sequence set out in the BRCA2 Patent Applications and/or BRCA2 Patents.

                 "BRCA2 Information"       information in a recorded form which
                 is proprietary to and possessed by either CRCT and/or DUKE and which arose prior to the date hereof and that which arises within three (3) years thereafter, where said information directly relates to the BRCA2 Gene and/or BRCA2 Protein Products and, where such information specifically concerns the provision of Diagnostic Services and/or Diagnostic Products.

                 "BRCA2 Patents Applications"      the patent applications
                 listed in Schedule 1 and any national, international or regional patent applications derived therefrom, either in whole or in part.

                 "BRCA2 Patents" all patents granted and issued from BRCA2 Patent Applications and all continuations, continuations-in-part, divisions, re-issues, renewals, substitutions, thereof, as well as any supplementary protection certificates (or equivalents thereof) in relation thereto.

                 "BRCA2 Protein Product"   the protein produced after
                 transcription and translation of the BRCA2 Gene, either in whole or in part.

                 "Business Day"   9.30 am to 5.30 pm London time on a day other
                 than a Saturday, Sunday, bank or other public holiday in either the UK or the USA.

                 "Code Of Practice"        the code of practice for providing a
                 Diagnostic Service as set out in Schedule 2 as may be revised by the Parties, from time to time.

                 "Competent Authority"     any local or national agency,
                 authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over this Agreement or any of the Parties or over the development, validation, provision, and marketing of the Diagnostic Service.

                 "Control"        the ownership of more than 50% of the issued
                 share capital or the legal power to direct or cause the direction of the general management and the policies of the Party in question.

                 "Diagnostic Service"      a service for diagnosing
                 susceptibility to breast cancer through determining:

                          (i) the nucleotide sequence of the BRCA2 Gene in a sample of DNA from a test recipient and identifying any Mutations therein; and/or

                          (ii) determining the presence or absence of BRCA2 Protein Product, either in whole or in part, from a sample from a test recipient.

                 "Diagnostic Product"      a product, kit, instrument, tool,
                 reagent or material which has received regulatory approval in the country of use or sale, and/or which is being used or sold by ONCORMED, its Sub-licensees or Affiliates or their customers for the clinical analysis of the BRCA2 Gene or BRCA2 Protein Product for the purposes of determining any Mutations therein.

                 "Documents"      paper, notebooks, books, files, ledgers,
                 records, tapes, discs, diskettes, CD-ROM and any other media on which Know How can be permanently stored.

                 "Force Majeure" in relation to any Party, any event or circumstance which is beyond the reasonable control of that Party, which event that Party could not have reasonably been expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, student disorder, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy, or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good practice), government restraint, act of legislature and Directive or requirement of a Competent Authority governing either Party provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

                 "Know How"       unpatented technical and other information
                 which is not in the public domain including ideas, concepts, experience, data, specifications, procedures for experiments and tests and results of experimentation and testing as related to the BRCA2 Gene, BRCA2 Protein Product and/or development and provision of the Diagnostic Service or Diagnostic Product.

                 "Mutations"      alterations in the normal wild-type
                 nucleotide sequence of the BRCA2 Gene or BRCA2 Protein Product which have been shown to result in an increased genetic susceptibility to breast cancer.

                 "Major Countries"         those countries listed in Schedule 3.

                 "Net Sales Revenue"       gross income accruing to ONCORMED
                 and/or its Sub-licensees and Affiliates through the provision of Diagnostic Services and/or sales or other disposals of Diagnostic Products and Research Products less the following items to the extent they are paid or allowed and included in the invoice price whether or not such costs are invoiced separately to the purchaser;

                          a) quantity, trade and/or cash discounts actually granted;

                          b) amounts repaid or credited and allowances including cash, credit or free goods allowances and amounts given by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government-mandated rebates), actually allowed or paid;

                          c)      amounts refunded or credited for any
                          Diagnostic Service or Diagnostic Product or Research Product which was rejected, or in any other way deemed invalid;

                          d) freight, shipment and insurance costs in providing Diagnostic Services and/or transporting Diagnostic Products and/or Research Products; and

                          e) non-recoverable taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the provision of Diagnostic Services and/or use, sale or disposal of Diagnostic Products and/or Research Products.

                 "Non-Cash Compensation"   any value ONCORMED receives from
                 Sub-licensees and Affiliates appointed by ONCORMED pursuant to this Agreement which is not directly calculable in monetary terms.

                 "Parties"        CRCT, DUKE and ONCORMED.

                 "Research Product"        any product marketed specifically
                 for use in the research market for detection purposes related to the BRCA2 Gene, protein products and mutations thereof, where the use, sale, disposal, marketing or any other dealing of such product is encompassed by any claim of any BRCA2 Patent Applications and/or any BRCA2 Patents. In the event that a product falls within the definitions of both Diagnostic Products and Research Products, such product shall be taken as falling solely within the definition of Diagnostic Products.

                 "Sub-licence"    a sub-licence granted pursuant to Clause 2.2.

                 "Sub-licensee"   any person granted a Sub-licence pursuant to
                 Clause 2.2.

                 "Sub-licence Fees"        all consideration other than royalty
                 payments (which are dealt with hereunder by separate payment arrangements), that accrue to ONCORMED under any Sub-licence. Where such consideration takes a Non-Cash Compensation form, a monetary value for that consideration shall be determined pursuant to Clause 4.3 and such sum shall be deemed to have been received by ONCORMED for the purposes of Clause 4.3. Notwithstanding the foregoing, payments received by ONCORMED or an Affiliate of ONCORMED for the performance of research and/or development, where such research and/or development specifically and solely relates to obtaining Approval for a Diagnostic Service and/or a Diagnostic Product and is not an extension of any programmes being undertaken by ONCORMED as at the date hereof, then:

                          (i) to the extent that such payments cover the actual cost of such research and/or development; and

                          (ii) provided that CRCT has given its prior written approval to the execution of the Sub-Licence in question;

                 that portion of such payments which is equal to, or less than, (***) of the aggregate amounts received (other than royalty payments) for the grant of the Sub-Licence in question shall not constitute consideration for the purposes of this definition.

                 "Therapeutic Rights"      rights to develop, make, have made,
                 use and sell products and/or services to treat, prevent, ameliorate, reduce the symptoms of or delay the occurrence of breast and any other cancers in any way and by any means.

                 "Valid Claim"    a claim in any issued BRCA2 Patent which has
                 not expired, been revoked or otherwise held to be unenforceable or invalid by a decision of a court or other governmental agency or Competent Authority, as determined on a country-by-country basis.


*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

1.2 Unless the context otherwise requires, all references to a particular Clause or Schedule shall be a reference to that Clause or Schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement.

1.3 The table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.4 Unless the contrary intention appears, words importing the masculine gender shall include the feminine, and vice versa, and words in the singular include the plural, and vice versa.

1.5 Unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having a separate legal personality.

1.6 Reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words.

1.7 Reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.


2.       GRANT OF LICENCE

2.1      CRCT and DUKE hereby grant ONCORMED:

         2.1.1 an exclusive, worldwide licence under the BRCA2 Patent Applications and BRCA2 Patents to:

                 (i)      provide Diagnostic Services; and

                 (ii) make, have made, use, offer for sale, and sell Diagnostic Products;

         2.1.2 an exclusive, worldwide licence under the BRCA2 Patent Applications and BRCA2 Patents to make, have made, use, offer for sale, and sell Research Products;

         2.1.3 a non-exclusive, worldwide licence under the BRCA2 Patent Applications, BRCA2 Patent and BRCA2 Information to undertake research on the BRCA2 Gene and BRCA2 Protein Product for the purposes of providing a Diagnostic Service or Diagnostic Product and/or Research Product; and

         2.1.4 a non-exclusive, worldwide licence under BRCA2 Information for the purposes of providing a Diagnostic Service and/or making a Diagnostic Product and/or making a Research Product to the extent that ONCORMED can demonstrate to CRCT's reasonable satisfaction that the BRCA2 Information in question is necessary to carry out the service or make the product.

2.2 ONCORMED shall be entitled to grant sub-licences under the rights granted to it pursuant to Clause 2.1 to any third party, provided that:

         2.2.1 ONCORMED has given prior written notice of the same to CRCT and provided CRCT with a draft of the proposed Sub-Licence at least fifteen (15) Business Days prior to its execution, with a copy substantially the same as the version that is to be executed (the "Execution Copy") and has allowed CRCT at least five (5) Business Days to provide ONCORMED with its comments on the terms set forth in the Execution Copy. ONCORMED shall give due consideration to all comments received from CRCT prior to execution of the Sub-Licence, but ONCORMED shall have absolute discretion as to whether to accept or act on any of CRCT's comments;

         2.2.2 in the case of intended Sub-licences where the consideration is to comprise, in part or whole, payments in respect of research and/or development where the same specifically and solely relate to Diagnostic Services or Diagnostic Products, and would constitute an extension of a programme(s) being undertaken by ONCORMED as at the date hereof, such Sub-licences will not be entered into without the prior written consent of CRCT;

         2.2.3 the terms of the Sub-licence, in ONCORMED's reasonable opinion, reflect the full market value of the rights being sub-licensed, having used all reasonable endeavours to secure this, and that the rate at which royalties are to be paid to ONCORMED by the Sub-licensee is not less than the rate at which royalties are payable by ONCORMED to CRCT under this Agreement;

         2.2.4 the Sub-licence contains undertakings by the Sub-licensee to observe and perform provisions substantially similar to those contained in this Agreement with regard to confidentiality, non-assignability, adherence to the Code of Practice and termination and an undertaking by the Sub-licensee to make payments to ONCORMED within thirty (30) Business Days of the date when they fall due and, in addition, that the terms of any such Sub-licence prohibit, in the field of Diagnostic Services, any further sub-licensing; and

         2.2.5 the Sub-licence is expressed to terminate automatically on the termination of this Agreement for any reason.

2.3 Subject to the conditions set out in Clause 2.2, ONCORMED shall use its best efforts to grant at least one Sub-licence under the rights granted to it pursuant to Clause 2.1.1 (i).

2.4      ONCORMED shall, at its own expense:

         2.4.1 provide CRCT with a true copy of any Sub-licence entered into, within twenty (20) Business Days of the grant thereof; and

         2.4.2 at all times, ensure the observance and performance by every Sub-licensee of the provisions of the Sub-licence and indemnify both CRCT and DUKE against any loss, damage, costs, claims or expenses which are awarded against or incurred by either CRCT or DUKE as a result of:

                 (i) any breach by any Sub-licensee of any of the provisions of the Sub-licence, or

                 (ii) any Diagnostic Product or Diagnostic Service provided by any Sub-licensee.

2.5 CRCT and DUKE shall notify ONCORMED of any improvements, discoveries or inventions, arising within five (5) years from the date hereof, where the subject matter of the same is the BRCA2 Gene and protein products and mutations thereof, and said improvements, discoveries and inventions have applicability to Diagnostic Products and Diagnostic Services and the rights thereto vest in CRCT and/or DUKE. (***)

3.       GRANT BACK

3.1 In acknowledgement of the public funds used in the development of the invention which underlies the licences granted to ONCORMED hereunder, ONCORMED hereby grants back to CRCT and DUKE the following licences:

         3.1.1 to CRCT, a non-exclusive, royalty free sub-licence, with the right to grant sub-licences under the licence granted pursuant to Clause 2.1, to the BRCA2 Patent Applications and BRCA2 Patents to provide Diagnostic Services at its sole discretion and without reference to ONCORMED, but only on a not-for-profit basis and only to any UK National Health Service ("NHS") Hospital to:

                 (i) provide Diagnostic Services to NHS patients of NHS Hospitals; and/or

                 (ii) provide Diagnostic Services in relation to NHS patient samples where said samples have been obtained from NHS patients and referred to the NHS Hospital in accordance with NHS practice.

         3.1.2 to DUKE, a non-exclusive, royalty free sub-licence under the licence granted pursuant to Clause 2.1 to the BRCA2 Patent Applications and BRCA2 Patents to pursue DUKE's own educational, teaching, and research activities; (***)

3.2 Except as provided for in Clause 3.1, CRCT and DUKE acknowledge and agree that neither shall have any right or licence to provide Diagnostic Services and/or Diagnostic Products, either directly or indirectly, to any third party and that neither shall have the right to license or to provide Research Products to a third party, except for research purposes only. (***)


3.3 In the event that a sub-licence has been granted in accordance with Clause 3.1.1 and the sub-licensee provides a Diagnostic Service where the majority of the patients who are the subject of the said service are required to make a specific financial contribution/payment for the service they receive, the Sub-licence shall, in respect of the NHS hospital concerned, be terminable at ONCORMED's option.

3.4 DUKE and ONCORMED agree that should DUKE desire to provide Diagnostic Services beyond the provisions of Clause 3.1.2, DUKE will take a Sub-licence from ONCORMED, such Sub-licence to be offered to DUKE on terms to be negotiated in good faith by DUKE and ONCORMED.


*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

4.       PAYMENTS FOR LICENCES

4.1      (***)

4.2 In the event that it is necessary for ONCORMED to pay royalties to third parties (other than Oncor or an affiliate thereof) on sales of Diagnostic Services, Diagnostic Products or Research Products the royalty rates specified in Clause (***) shall, on a country-by-country and product/service basis, be reduced by the total cumulative royalties payable to third parties (other than Oncor (or an affiliate thereof), Affiliates of ONCORMED and/or Sub-licensees), divided by the number of said third parties, subject always to a minimum royalty rate payable to CRCT of one-half of the applicable rate specified in Clauses (***) as the case may be.

         (***)

         Reduction of CRCT's royalties under this Clause 4.2 shall only occur on the payment by ONCORMED of additional royalties where such additional royalties are due in respect of patented technology whose claims cover the provision of the Diagnostic Service, Diagnostic Product or Research Product. Only one royalty shall be payable on each unit of Diagnostic Service, Diagnostic Product or Research Product.

4.3 ONCORMED (***) In the event that ONCORMED wishes to conclude a Sub-licence for Non-Cash Compensation, in part or whole, ONCORMED shall, prior to the execution of such Sub-licence, agree with CRCT a true and fair monetary value for the same. Payment shall be made within ten (10) Business Days of such Sub-licence Fees being actually received by ONCORMED (having used its reasonable endeavours to secure such Sub-licence Fees).

4.4 For the avoidance of doubt, all sums due to CRCT pursuant to this Clause 4 shall be non-refundable and non-creditable against any other payments due to CRCT hereunder and DUKE also hereby agrees and confirms that the payments made to CRCT hereunder are for the benefit of both CRCT and DUKE.

4.5 ONCORMED shall pay all royalties due to CRCT hereunder, in respect of Net Sales Revenue of ONCORMED and its Affiliates in a given quarter or in respect of royalties actually received from a Sub-licensee in a given quarter, quarterly in arrears within forty (40) Business Days of 31 March, 30 June, 30 September and 31 December in each year.





*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

4.6 All payments due to CRCT under this Agreement shall be made in US dollars and to the account of "Cancer Research Campaign Technology Limited" and forwarded to Mr Roger Feather, or any other appointed nominee of CRCT, at the following address:

                 Cancer Research Campaign Technology Limited
                 Cambridge House
                 6-10 Cambridge Terrace
                 Regent's Park
                 London
                 NW1 4JL
                 United Kingdom

4.7 All royalties or other sums payable to CRCT hereunder are stated exclusive of all applicable withholding taxes, sales taxes and other similar taxes or duties, for which ONCORMED shall be additionally liable, and shall be paid in cleared funds without any set-off, deduction or withholding except for any such tax or duty which ONCORMED is required by law to deduct or withhold. If ONCORMED is required by law to make any such tax deduction, or withholding or payment, ONCORMED shall use its reasonable endeavours to enable or assist CRCT to claim exemption from or, if not possible, a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give CRCT proper evidence as to the deduction or withholding and payment of the tax deducted or withheld.

4.8 Where CRCT does not receive payment of any sums due to it within thirty (30) Business Days of the due date, interest shall accrue on the sum due and owing to CRCT at the rate equivalent to an annual rate of (***) over the then current base rate of Lloyds Bank plc, for the UK, calculated on a daily basis, without prejudice to CRCT's right to receive payment on the due date.

4.9 ONCORMED shall prepare a quarterly statement showing for the immediately preceding quarter the number of Diagnostic Service tests carried out and the number of Diagnostic Products sold, each on a country-by-country basis, the Net Sales Revenue accruing therefrom and the calculation of Sub-licence Fees and royalties due to CRCT hereunder. Such statement shall be submitted to CRCT within forty
         (40) Business Days of the relevant quarter date.





*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

4.10 ONCORMED shall, and shall procure that its Sub-licensees shall, keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to CRCT pursuant to this Agreement. Such records and books of account shall be kept for three (3) years following the end of the calendar year to which they relate and shall, upon reasonable notice having been given by CRCT, be open at all reasonable times on Business Days for inspection, under the terms of confidentiality contained in this Agreement, by an independent firm of accountants appointed by agreement between the Parties or, failing such agreement within thirty
         (30) Business Days, the President for the time being of the Institute of Chartered Accountants of England and Wales in London. Any such examination shall take place not later than three (3) years following the expiration of the period to which it relates and there shall be no more than one examination per year. The costs and expenses relating to such inspection shall be borne by CRCT unless it is established that as a result of an error ONCORMED has failed to pay at least ninety-five percent (95%) of the full amount due and owing under this Agreement, in which event the costs and expenses of such inspection shall be borne by ONCORMED. In addition any outstanding payments due to CRCT which are identified as a result of carrying out the investigation shall be made over to CRCT immediately.

5.       INTELLECTUAL PROPERTY

5.1 The ownership of BRCA2 Patent Applications and BRCA2 Patents shall at all times remain vested in CRCT and DUKE unless otherwise agreed between CRCT and DUKE.

5.2 CRCT shall be responsible for the filing, prosecution, appeal proceedings and maintenance of BRCA2 Patent Applications and BRCA2 Patents in the Major Countries and such other countries and jurisdictions that ONCORMED agrees to fully fund in accordance with Clause 5.4, unless otherwise agreed in writing by CRCT, DUKE and ONCORMED and shall at all times use all reasonable endeavours to accommodate the reasonable requirements of ONCORMED in relation to matters of filing, prosecution and maintenance.

5.3 Notwithstanding the provisions of Clause 5.2, CRCT and ONCORMED shall within sixty (60) Business Days of the signing of this Agreement cause their respective patent agents to agree upon an appropriate course of action for the filing and prosecution or BRCA2 Patent Applications in the United States of America (US) including agreement on the identity of a firm of patent attorneys to be appointed in the US.

5.4      (***)

5.5      (***)

5.6 CRCT shall keep ONCORMED fully informed of the progress of the prosecution of BRCA2 Patent Applications and maintenance of the BRCA2 Patents and shall furnish copies of such documents as received from CRCT's patent agents relating thereto.

*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

5.7 If any claim is made or threatened against CRCT, DUKE, ONCORMED or a Sub-licensee (in the case of the latter, where this is made known to ONCORMED) by any third party that the exercise by ONCORMED or a Sub-licensee, as the case may be, of the rights granted pursuant to this Agreement infringes any patent or other rights of any other person, the Party first notified shall fully notify CRCT, and DUKE or ONCORMED, as the case may be, as soon as possible. ONCORMED shall have the right to defend such claims and shall be given all reasonable assistance by CRCT and DUKE (***)

5.8 ONCORMED at its own cost and expense shall have the right to bring suit against any party which infringes the rights granted to ONCORMED pursuant to this Agreement. In such circumstances, ONCORMED shall notify CRCT and DUKE of the steps which ONCORMED proposes to take in enforcing its rights prior to taking any such action. CRCT and DUKE shall provide ONCORMED, at ONCORMED's sole cost and expense, with such assistance in connection therewith as ONCORMED may reasonably request. In the event that ONCORMED takes action against infringers of the rights granted to it hereunder, any and all financial remuneration awarded to ONCORMED in relation to such action shall be shared equally with CRCT after ONCORMED has recouped any and all legal, litigation and patent costs, expenses, disbursements paid by ONCORMED to third parties, directly incurred in taking such action (including, but not limited to the fees and expenses of legal counsel, investigators and expert witnesses).

6.       OBLIGATIONS

6.1 Subject to the regulations of any applicable regulatory body, or of any applicable State or Federal laws in the United States, or any applicable laws of any jurisdiction in which OncorMed or a sub-licensee is doing business, ONCORMED shall, and shall procure that its Sub-licensees shall, use reasonable endeavours to provide Diagnostic Services in accordance with the guidelines set out in the Code of Practice, and to provide Diagnostic Services in accordance with the guidelines set out in the Code of Practice.

6.2 ONCORMED shall use its reasonable endeavours to provide the Diagnostic Services in at least the Major Countries, either directly or by sub-licensing the rights granted to it under this Agreement.

6.3 ONCORMED shall use its reasonable endeavours to develop, use, offer for sale and sell the Diagnostic Products in at least the Major Countries, either directly or by sub-licensing the rights granted to it under this Agreement.

6.4 In the event that CRCT concludes an agreement with a third party covering the Therapeutic Rights under any BRCA2 Patent Application and/or BRCA2 Patent, CRCT shall pay over to ONCORMED, within thirty five (35) Business Days of receipt by CRCT from said third party:

         (***)




*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

7.       CONFIDENTIALITY

7.1 Each Party undertakes and agrees not at any time for any reason whatsoever to disclose or permit to be disclosed to any third party or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to another Party's technology or the business affairs or finances of another Party or of an Affiliate, Sub-licensee or of any suppliers, agents, distributors, or customers of another Party which come into its possession pursuant to this Agreement. For the purposes of this Clause 7, BRCA2 Information constitutes confidential information of CRCT and/or DUKE, as the case may be, and the quarterly statements provided by ONCORMED pursuant to Clause 4.9, to either CRCT or DUKE shall constitute confidential information of ONCORMED.

7.2 It is expected that DUKE will not receive confidential technical or scientific information under this Agreement. Therefore, it is agreed that the reception of any such confidential technical and scientific information by DUKE from ONCORMED shall be provided for under a separate agreement.

7.3 The obligations of confidence set out in this Clause 7 shall not extend to any information which:

         7.3.1 is, or shall become, generally available to the public otherwise than by reason of a breach by the recipient Party of the provisions of this Clause; or

         7.3.2 is known to the recipient Party and is at its free disposal prior to its receipt from another Party, as can be shown by written record; or

         7.3.3 is subsequently disclosed to the recipient Party without obligations of confidence by another party owing no such obligations in respect thereof; or

         7.3.4 is required to be disclosed by any applicable law or any regulatory authority to which a Party is from time to time subject to; or

         7.3.5 is independently developed by a person or persons with no access to the confidential information disclosed by a Party, as demonstrated by written records.

7.4 Except as specified in 7.2 herein, the obligations of each Party under this Clause 7 shall survive the expiration or termination of this Agreement for whatever reason.

7.5 ONCORMED shall procure that the Sub-licensees and its Affiliates, and CRCT and DUKE shall procure that their Affiliates and those third parties which have been granted Therapeutic Rights, shall, to the extent that any of the same have access to any trade secrets or confidential information proprietary to another Party, are informed of the secret and confidential nature of the same and are made aware of and subject to equivalent obligations of confidentiality to those set out under this Clause 7.

7.6 Each Party agrees to keep the terms and conditions of this Agreement confidential and not disclose the same to any third party unless, and to the extent, required by any applicable law or regulation. Notwithstanding the foregoing, ONCORMED may disclose the terms and conditions and copies of this

         Agreement to third parties that are subject to a confidentiality obligation covering the same, provided that such third parties are potential or current Sub-Licensees or investors. ONCORMED shall endeavour to give CRCT written notice of any disclosures to potential or current Sub-licensees or investors, but any failure to provide such notice shall not be a material breach of this Agreement for the purposes of Clause 9.

8.       WARRANTIES, INDEMNITY AND LIABILITY

8.1 CRCT and DUKE each represent that to the best of their knowledge and belief they are the sole owners of BRCA2 Patent Applications and the inventions claimed therein and that they are free to enter into this Agreement.

8.2      ONCORMED represents that it is free to enter into this Agreement.

8.3      (***)

8.4      (***)

8.5 Neither CRCT nor DUKE shall be liable to ONCORMED or its Sub-licensees nor shall ONCORMED and/or its Sub-licensees be liable to CRCT or DUKE in contract, tort, negligence, breach of statutory study or otherwise for any loss, damage, cost or expense of any nature whatsoever of an indirect or consequential nature (including any economic loss or other loss of turnover, profits, business or goodwill) arising out of or in connection with this Agreement or the subject matter of this Agreement.

8.6 ONCORMED shall maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability (***) CRCT and/or DUKE shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

8.7 Except for the representations made by CRCT and DUKE in Clause 8.1, nothing in this Agreement shall be deemed to be a representation or warranty by either CRCT or DUKE of the validity of any BRCA2 Patents or the accuracy, safety, efficacy, or usefulness, for any purpose, of any BRCA2 Information, BRCA2 Patent Applications, or BRCA2 Patents. CRCT and DUKE shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing or sale of any licensed product nor any liability whatsoever to ONCORMED or any third party for or on account of any injury, loss, or damage of any kind or nature, sustained by, or damage assessed or asserted against, or any other liability incurred by or in connection with or resulting from:

         8.7.1 the production, use or sale of any BRCA2 Protein Product, Research Product, Diagnostic Product or Diagnostic Service; or



*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

         8.7.2 the use of BRCA2 Information, BRCA2 Patent Applications or BRCA2 Patents; or

         8.7.3 any advertising or other promotional activities with respect to any of the foregoing.

8.8 Under no circumstances shall CRCT or DUKE's liability to ONCORMED under this Agreement, together, in total exceed the sums paid by ONCORMED from time to time to CRCT pursuant to Clause 4.

8.9 The provisions of this Clause 8 shall survive the expiration or termination of this Agreement, for whatever reason.

9.       TERM AND TERMINATION

9.1 This Agreement shall come into effect on the Commencement Date and shall expire, on a country by country basis, on the date of expiration of the last to expire BRCA2 Patent in that country or, if no BRCA2 Patent is granted in a given country, ten (10) years after the first commercial provision of BRCA2 Diagnostic Service or sale or disposal of BRCA2 Diagnostic Product.

9.2 If ONCORMED and all the permitted Sub-licensees no longer wish to undertake the provision of Diagnostic Services and/or the development, use or sale of Diagnostic Products, ONCORMED shall so notify CRCT in writing and this Agreement shall terminate ninety (90) Business Days from receipt of such notice.

9.3 Either CRCT and DUKE acting together on the one hand or ONCORMED on the other hand ("the Terminating Party") shall have the right to terminate this Agreement forthwith upon giving written notice of termination to ONCORMED on the one hand or CRCT and DUKE together on the other hand, as the case may be, ("the Defaulting Party"), upon the occurrence of any of the following events at any time during this
         Agreement:

         9.3.1 the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within forty (40) Business Days of the receipt by it of a notice identifying the breach and requiring its remedy;

         9.3.2 the Defaulting Party for a period of longer than sixty (60) Business Days suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts);

         9.3.3 a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs, or the Defaulting Party enters into any composition or arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction or re-adjustment of debts (including where a petition is filed or proceeding commenced seeking any reorganisation, arrangement, composition or re-adjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditor's rights or where the Defaulting Party consents to, or acquiesces in, the filing of such a petition);

         9.3.4 the Defaulting Party takes, without the consent of the Terminating Party (such consent not to be unreasonably withheld), any action, or any legal proceedings are started or other steps taken by a third party, with a view to:

                 (i) the winding up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company for any purpose, including the inclusion of any part of the share capital of the Defaulting Party in the Official List of the London Stock Exchange or in the list of the New York or American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or an application by the Defaulting Party for registration as a public company in accordance with the requirements of the Companies Act 1985); or

                 (ii) the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or a substantial part of the assets of the Defaulting Party, or anything analogous to any of the foregoing occurs under the laws of any country.

         9.3.5 Notwithstanding the foregoing provisions of this Clause 9.3, ONCORMED shall only be deemed to be a Defaulting party in relation to any of the events set for in Clauses 9.3.2, 9.3.3 and 9.3.4, if ONCORMED has failed to cure or terminate the event or arrangements within a period of sixty (60) days from the date of the first occurrence of such event or arrangements. In any event the provisions of this Clause 9.3 shall not apply to ONCORMED in respect of any proceedings under Chapter 11 of the United States Bankruptcy Code made by or against ONCORMED which contemplate ONCORMED continuing its operations.

9.4 CRCT and DUKE, acting together and not separately, shall, unless both have given their prior written approval, have the right to terminate this Agreement forthwith should any third party, which falls within one or more of the categories set forth in (***) acquire Control
         of ONCORMED.   The Parties agree that CRCT and DUKE may add further
         categories of third parties to Schedule 4 from time to time by providing written notice thereof to ONCORMED. However, only Schedule 4 as updated prior to the date on which the Board of Directors of ONCORMED approves the sale of the "controlling interest" to a third party, shall be considered when applying the provisions of this Clause 9.4.

10.      CONSEQUENCES OF TERMINATION

10.1     Upon expiry or termination of this Agreement for whatever reason:

         10.1.1 the licence rights granted by CRCT and DUKE to ONCORMED pursuant to Clause 2 shall terminate immediately;

         10.1.2 ONCORMED shall pay to CRCT within thirty (30) Business Days all sums due to CRCT and/or DUKE which have accrued prior to the date of termination or expiry; and

         10.1.3 ONCORMED shall return, and shall procure that its Affiliates and Sub-licensees shall return, to CRCT or as CRCT shall direct all Documents which embody and pertain to BRCA2 Patent Applications and BRCA2 Patents and their use thereof and make no further use of the same for any reason whatsoever provided however, that ONCORMED shall be entitled to keep one set, in strict confidence, for legal retention records purposes only.

10.2 Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination and in particular but without limitation the right to recover damages and interest, and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

10.3 Notwithstanding the provisions of Clause 10.1.1, termination or expiry of this Agreement for whatever reason shall be without prejudice to the right of ONCORMED or its Affiliates and/or Sub-licensees to fulfil orders received prior to the termination subject to the payment of royalties on any Net Sales Revenue accruing in respect thereof at the rates set out in (***).

11.      ASSIGNMENT

11.1 Save as otherwise provided in this Agreement, no Party shall without the prior written consent of the other Parties, assign the benefit and/or burden of this Agreement nor sub-contract any of its obligations hereunder unless otherwise permitted by the terms hereof.

12.      FORCE MAJEURE

12.1 If a Party (the "Non-Performing Party") is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Non-Performing Party's relevant obligations under this Agreement and the relevant obligations of the other Parties ("the Innocent Parties") under this Agreement shall be suspended for a period equal to the duration of the circumstance of Force Majeure provided that:

         12.1.1 the suspension of performance is of no greater scope than is required by the Force Majeure;

         12.1.2 the Non-Performing Party gives the Innocent Parties prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

         12.1.3 the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

         12.1.4 as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

12.2 If Force Majeure is continuing at the expiry of three (3) months either of the Innocent Parties may give thirty (30) Business Days written notice to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that thirty (30) Business Day notice period.

13.      GOVERNING LAW

*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

13.1 The validity, construction and performance of this Agreement shall be governed by the laws of England and subject to the non-exclusive jurisdiction of the English Courts.

14.      ARBITRATION

14.1 Any dispute concerning the validity, construction or performance of this Agreement shall first be promptly considered in good faith discussions by senior executive officers of the Parties in an attempt to resolve the dispute and if such discussions should fail to resolve the dispute it shall be subject, upon written notice from any Party to each of the other Parties, to arbitration to be resolved by a panel of three arbitrators as expeditiously as possible in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC), unless the Parties agree otherwise. For disputes related to patent matters, the dispute shall be in accordance with the then current ICC Patent Arbitration Rules. For all other disputes, the dispute shall be in accordance with the then current ICC Commercial Arbitration Rules. The decision and award rendered by the arbitrators shall be final and binding upon the Parties. Each Party shall bear its own costs and expenses, including attorney's fees, in
         connection with the arbitration.   Judgement upon the award may be
         entered in any court having jurisdiction thereof. Any arbitration pursuant to this Clause 14 shall be held in London, England.

15.      WAIVER

15.1 No Party shall be deemed to have waived any of its rights or remedies whatsoever unless the waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by any Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

16.      SEVERANCE OF TERMS

16.1 If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

         16.1.1 in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

         16.1.2 in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

16.2 If in the reasonable opinion of any Party any severance under this Clause 16 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

17.      ENTIRE AGREEMENT AND VARIATIONS

17.1 Except for the agreements referred to in Recitals C and F, this Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the specific subject matter of this Agreement. No Party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement. It is agreed that should any grant of a right to ONCORMED by CRCT or DUKE be found to be in conflict with or otherwise further limited by any previous agreement between CRCT and DUKE in a way not contemplated by the Parties, that this Agreement shall be controlling in the interpretation of the grant of rights.

17.2 No director, officer, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties.

17.3 No variation, amendment, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

18.      NOTICES

18.1 Any notice or other document to be given under this Agreement shall be in writing in the English language and shall be deemed to have been duly given if left at or sent by courier, fax (provided a confirmation copy is sent by mail) recorded mail or registered mail to a Party at the addresses set out below for such Party or such other addresses as the Party may from time to time designate by written notice to the others.

         Address of CRCT

         Cambridge House
         6-10 Cambridge Terrace
         Regent's Park
         London NW1 4JL
         United Kingdom

         For the attention of the Chief Executive
         Fax No.  +44(0) 171 487 4637

         Address of ONCORMED, Inc.

         205 Perry Parkway
         Gaithersburg
         Maryland 20877
         United States of America

         For the attention of Dr Doug Dolginow
         Fax No. (+)1 301 527 1539

         A copy of any notice to ONCORMED under this Agreement shall be sent to the law firm of:

         Brobeck Phleger & Harrison LLP
         1633 Broadway
         47th Floor
         New York, NY 10019
         United States of America

         For the attention of Nigel L Howard
         Fax No.  (+)1 212 586 7878

         Address of Duke University

         Office of Science and Technology
         Duke University
         PO Box 90083
         230 North Building
         Durham
         North Carolina 27708
         United States of America

         For the attention of Dr Andrew Balber
         Fax No. (+)1 919 681 7559

19.      COUNTERPARTS

19.1 This Agreement may be executed in any number of counterparts and by the different Parties by separate counterparts, each of which when so executed shall be the original, and all of which shall constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

20.      THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

20.1 None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and none of the Parties shall have any authority to bind the others in any way except as provided in this Agreement.

21.      COSTS

21.1 Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

22.      PUBLIC STATEMENTS

22.1 Except as provided in Clause 22.2, no Party will, without the prior written consent of each other Party:

         22.1.1 use in advertising, publicly or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof, owned by another Party; or

         22.1.2 represent, either directly or indirectly, that any product or service of another Party is a product or service of the representing Party or that it is made in accordance with or utilises the information or documents of another Party.

22.2     The restrictions in Clause 22.2 shall not apply to the following:

         22.2.1 a press release, in a form agreed to by all the Parties, publicly announcing this Agreement; or

         22.2.2 use as required by any applicable law or governmental regulation.

IN WITNESS whereof this Agreement has been executed by duly authorised officers of the Parties on the date first above written.



Signed by:
                 ------------------------

                 For and on behalf of
                 CANCER RESEARCH CAMPAIGN
                 TECHNOLOGY LIMITED

                 Dr S E Foden
                 Chief Executive



Signed by:
                 ------------------------

                 For and on behalf of
                 DUKE UNIVERSITY

                 Robert L. Taber
                 Associate Vice Chancellor



Signed by:
                 ------------------------

                 For and on behalf of
                 ONCORMED, INC.

                 Doug Dolginow
                 President

                                   SCHEDULE 1



(***)

*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                                   SCHEDULE 2


(***)

*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                                   SCHEDULE 3

(***)


*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                                   SCHEDULE 4

(***)


*** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.